Exhibit 99.B(i)(21)

[DECHERT LLP LETTERHEAD]

August 11, 2009

ING Investors Trust
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258

Re:	Securities Act Registration No. 033-23512
Investment Company Act File No. 811-05629

Ladies and Gentlemen:

We have acted as counsel to ING Investors Trust (the “Trust”), a Massachusetts business trust, and its series, the ING Retirement Conservative Portfolio, ING Retirement Growth Portfolio, ING Retirement Moderate Growth Portfolio and ING Retirement Moderate Portfolio (the “Portfolios”), in connection with the Post-Effective Amendment No. 97 to the Registration Statement of ING Investors Trust (the “Registration Statement”) and have a general familiarity with the Trust’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the registration of the Adviser Class and Institutional Class shares on behalf of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Adviser Class and Institutional Class shares of beneficial interest of the Portfolios, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about August 11, 2009, will be duly and validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP